Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
July 1, 2009	Pfeiffer High Investor Relations, Inc.
Geoff High
303-393-7044

DYNAMIC MATERIALS UPDATES FINANCIAL FORECASTS

BOULDER, Colo. — July 1, 2009 — Dynamic Materials Corporation (DMC) (Nasdaq: BOOM), the world’s leading provider of explosion-welded clad metal plates, today announced that revenue for its second quarter ended June 30, 2009, will be approximately 25% below 2009 first quarter revenue of $49.8 million.  The Company previously forecast a sequential revenue decline of between 10% and 14%.

Management said the larger-than-expected decline was due to customer-driven shipping delays at DMC’s Explosive Metalworking business and generally soft demand in the markets served by the Company’s Oilfield Products business.  As a result of the revenue decline, management expects second quarter gross margins will be below the prior forecasted range of 27% to 29%.

“The current conversion rate of quotes into bookings remains below historical levels at our explosion welding business, and as a result, we expect our order backlog from this segment to be approximately $60 million at the end of the second quarter,” said Yvon Cariou, president and CEO.  “Quoting activity within our explosion welding business continues to be very active, and has gained strength within our Oilfield Products segment.  We remain highly optimistic that bookings rates within both of these segments will accelerate as economic activity in our end markets improves.”

Dynamic Materials will provide any necessary updates to its full-year financial forecasts in its second quarter earnings report, which is scheduled for July 30, 2009.

About Dynamic Materials Corporation

Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company.  Its products, which are typically used in industrial capital projects, include explosion-welded clad metal plates and other metal fabrications for use in a variety of industries, including oil and gas, petrochemicals, alternative energy, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and similar industries.  The Company operates three business segments: Explosive Metalworking, which uses proprietary explosive processes to fuse different metals and alloys; Oilfield Products, which manufactures, markets and sells specialized explosive components and systems used to perforate oil and gas wells; and AMK Welding, which utilizes various technologies to weld components for use in power-generation turbines, as well as commercial and military jet engines. For more information, visit the Company’s websites at http://www.dynamicmaterials.com and http://www.dynaenergetics.de.

Safe Harbor Language

Except for the historical information contained herein, this news release contains forward-looking statements, including our guidance for second quarter revenue, margins and order backlog as well as expectations about future booking rates, all of which involve risks and uncertainties.  These risks and uncertainties include, but are not limited to, the following: our ability to realize sales from our backlog; our ability to obtain new contracts at attractive prices; the size and timing of customer orders and shipments; fluctuations in customer demand; fluctuations in foreign currencies, changes to customer orders; the cyclicality of our business; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the timing and price of metal and other raw material; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2008.

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